EXHIBIT 22
Execution Copy
FIRST AMENDMENT TO TERM LOAN AGREEMENT
     THIS FIRST AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”) is made and entered into as of this 2nd day of August, 2007 (“Amendment Effective Date”) by and between Citigroup Global Markets, Inc. (“CGMI”), a New York corporation whose principal place of business is located at 388 Greenwich Street, New York, NY 10013, and M.B. Capital Partners III (the “Borrower”), a partnership organized under South Dakota law whose principal place of business is located at 300 North Dakota Avenue, Suite 202, Sioux Falls, South Dakota 57104, to set forth the terms and conditions that will govern one or more extensions of credit (each, an “Advance”) by CGMI to the Borrower.
RECITALS
     A. The Borrower and CGMI entered into that certain Term Loan Agreement dated as of November 9, 2004 (the “Loan Agreement”).
     B. The parties hereto desire to enter into this Amendment for the purpose of making certain amendments to the Loan Agreement.
     Now, therefore, in consideration of the terms and conditions contained herein, in the Loan Agreement and any loans or extension of credit heretofore, now or hereafter made to or for the benefit of the Borrower by CGMI, the Borrower and CGMI hereby agree and amend the Loan Agreement as follows:
AGREEMENTS
     1. Definitions. All capitalized words and phrases used herein without definition shall have the same meanings set forth and assigned to such terms in the Loan Agreement. To the extent that terms which were defined in the Loan Agreement are also defined herein, from and after the date of this Amendment, each such defined term, whether used herein or in the Loan Agreement, shall have the meaning ascribed to it herein whether or not the definition is specifically amended in this Amendment.
     2. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:
     (A) Section 1(b) of the Loan Agreement is hereby deleted and the following new Section 1(b) is substituted therefor:
     “(b) The Borrower will apply one or more Advances to finance the purchase of shares of common stock (“Stock”) of General Growth Properties, Inc. (“GGP”).”
     (B) Section 1(c) of the Loan Agreement is hereby amended by deleting the second (2nd) sentence thereof and substituting therefor the following sentence:
     “The Borrower agrees to deposit into the Account, as of the date of such Advance, Stock, Investment Grade Bonds (as defined below) or other securities reasonably acceptable to CGMI with an aggregate Market Value equal to the lesser of: (1) an aggregate loanable amount equal to at least two hundred percent

(200%) of that portion of the Advance that is not cash collateralized or (ii) One Billion Dollars ($1,000,000,000.00).”
     (C) Section 2 of the Loan Agreement is hereby amended by deleting the first two (2) sentences thereof and substituting the following two (2) sentences therefor:
     “The Borrower agrees to pay interest to CGMI quarterly in arrears no later than five (5) business days following the end of each quarterly period (i.e. January 31, April 30, July 31 and October 31), commencing with the quarter ending October 31, 2007, until the Loan Amount (as defined in Section 3(a) of this Agreement is paid in full. Such interest, for each quarterly period, will be computed at the rate per annum equal to the average of the daily one month London Interbank Offered Rate (“LIBOR”) as reported on Bloomberg for each day of the interest cycle, plus fifty (50) basis points, calculated from the 21st day of each calendar month to the 20th day of the following calendar month.”
     (D) Section 3(d) of the Loan Agreement is hereby amended by deleting clause (ii) in its entirety and by substituting therefor “intentionally omitted”.
     (E) Section 4(b) of the Loan Agreement is hereby deleted in its entirety and by substituting therefor “intentionally omitted”.
3. General.
(a)	Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State.

(b)	Continuing Force and Effect of Loan Agreement. Except as specifically modified or amended by the terms of this Amendment, all other terms and provisions of the Loan Agreement and all documents executed and delivered in connection therewith are incorporated by reference herein, and in all respects, shall continue in full force and effect. Borrower, by execution of this Amendment, hereby reaffirms, assumes and binds itself to all of its obligations, duties, rights, covenants, terms and conditions that are contained in the Loan Agreement as amended hereby.

(c)	References to Loan Agreement. Each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof’, or words of like import, and each reference to the Loan Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Loan Agreement, as amended hereby.

(d)	Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.
[signature pages follow]

     IN WITNESS WHEREOF, Borrower and CGMI have executed this Amendment to the Loan Agreement as of the day and year set forth above.

BORROWER:

M.B. CAPITAL PARTNERS III, a South Dakota Partnership

By:	General Trust Company as Trustee of MBA Trust

By:	/s/ Marshall E. Eisenberg
Name:	Marshall E. Eisenberg
Title:	President

CGMI:

CITIGROUP GLOBAL MARKETS, INC.

By:	/s/ Stuart N. Weiss
Name:	Stuart N. Weiss
Title:	Managing Director